Exhibit 99 (b)

EXPERTS

The financial statements and the related financial statement schedules incorporated in the Prospectuses by reference from Glenbrook Life and Annuity Company's Annual Report on Form 10-K for the year ended December 31, 2003 and from the Statements of Additional Information (which are part of Registration Statements No. 333-55306, No. 333-62922, No. 333-65826 and No. 69660) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in the Prospectuses by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Glenbrook Life Multi-Manager Variable Account as of December 31, 2003 and for each of the periods in the two year period then ended incorporated in the Prospectuses by reference from the Statements of Additional Information (which are part of Registration Statements No. 333-55306, No. 333-62922 and No. 333-65826) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated in the Prospectuses by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Glenbrook Life and Annuity Company Separate Account A as of December 31, 2003 and for each of the periods in the two year period then ended incorporated in the Prospectus by reference from the Statement of Additional Information (which is part of Registration Statements No. 333-69660) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated in the Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.